Exhibit 10.1

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS CONFIDENTIAL, (II) IS NOT MATERIAL, AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

COMMERCIAL SUPPLY AGREEMENT

DSUVIA® (sufentanil)

This Commercial Supply Agreement (“Agreement”) is made as of this 31st day of March, 2021 (the “Effective Date”), by and between AcelRx Pharmaceuticals, Inc., a Delaware corporation, with a place of business at 351 Galveston Drive, Redwood City, California 94063 (“Client”), and Catalent Pharma Solutions, LLC, a Delaware limited liability company, with a place of business at 14 Schoolhouse Road, Somerset, New Jersey 08873, USA (“Catalent”). Client and Catalent are each a “Party” and are collectively referred to herein as “Parties”.

RECITALS

A.    Client is a specialty pharmaceutical company focused on the development and commercialization of innovative therapies for use in medically supervised setting;

B.    Catalent is a leading provider of advanced technologies, and development, manufacturing and packaging services for pharmaceutical, biotechnology and consumer healthcare companies;

C.    Client desires to engage Catalent to provide certain services to Client in connection with the processing and packaging of Client Product (as defined below) intended for commercialization, and Catalent desires to provide such services, all pursuant to the terms and conditions set forth in this Agreement.

THEREFORE, in consideration of the mutual covenants, terms and conditions set forth below, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The following terms have the following meanings in this Agreement:

1.1        “Acknowledgement” has the meaning set forth in Section 4.2(B).

1.2       “Affiliate(s)” means with respect to any individual, corporation, partnership, limited liability company, association, trust, unincorporated entity, or other legal entity (each a “Person”), any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For the purposes of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of 50% or more of the voting interests of such Person, through contract, or otherwise.

1.3       “Agreement” has the meaning set forth in the introductory paragraph and includes all its attachments and other appendices (all of which are incorporated herein by reference) and any amendments to any of the foregoing made as provided herein or therein.

1.4       “Annual Fee” has the meaning set forth in Section 7.1.

1.5       “Applicable Laws” means, with respect to Client, all laws, ordinances, rules and regulations, currently in effect or enacted or promulgated during the Term, and as amended from time to time, of each jurisdiction in which Client-supplied Materials, Client Product or Drug Product is produced, marketed, distributed, used or sold; and with respect to Catalent, all laws, ordinances, rules and regulations, currently in effect or enacted or promulgated during the Term, and as amended from time to time, of the jurisdiction in which Catalent Processes Client-supplied Materials or produced Client Product, including cGMP.

1.6       “Background IP” has the meaning set forth in Article 11.

1.7      “Bailee Waiver Letter” means a wavier letter executed by Catalent in favor of collateral agents under any secured debt of Client and substantially in the form attached to this Agreement as Attachment F.

1.8       “Batch” means a defined quantity of a single production run of Client Product that has been or is being Processed in accordance with the Specifications and the Quality Agreement.

1.9       “Batch Record” means the written record of the materials and processing steps to Process the Raw Materials and Client-supplied Materials to produce Client Product.

1.10      “Catalent” has the meaning set forth in the introductory paragraph, or any successor or permitted assign. Catalent shall have the right to cause any of its Affiliates to perform any of its obligations hereunder in accordance with this Agreement, and Client shall accept such performance as if it were performance by Catalent.

1.11       “Catalent Defective Processing” has the meaning set forth in Section 5.2.

1.12       “Catalent Indemnitees” has the meaning set forth in Section 13.2.

1.13       “Catalent Inventions” has the meaning set forth in Article 11.

1.14      “Certificate of Compliance” means a statement that a particular Batch of Client Product was Processed, manufactured, packaged/labelled and tested (as applicable) in accordance with cGMP and the Batch Record, identifies the master Batch Record documents and lists any deviation reports and investigations associated with the Batch of Client Product.

1.15      “cGMP” means current Good Manufacturing Practices promulgated by the Regulatory Authorities in the jurisdictions included in Applicable Laws (as applicable to Client and Catalent respectively). In the United States, this includes 21 C.F.R. Parts 210 and 211, as amended; and in the European Union, this includes 2003/94/EEC Directive (as supplemented by Volume 4 of EudraLex published by the European Commission), as amended, if and as implemented in the relevant constituent country.

1.16      “Client” has the meaning set forth in the introductory paragraph, or any successor or permitted assign.

1.17      “Client Equipment” means all the equipment purchased and owned by Client for use by Catalent, and all the equipment purchased by Catalent for Client and invoiced to or purchased by Client. Client shall hold title for all such equipment, including the equipment listed in or added to Attachment D. Attachment D shall be amended from time to time to reflect any additional equipment purchased by Client.

1.18      “Client Indemnitees” has the meaning set forth in Section 13.1.

1.19      “Client Inventions” has the meaning set forth in Article 11.

1.20      “Client Product” means a packaged single dose applicator (“SDA”) containing the Drug Product, as more fully and specifically described in the Specifications and Quality Agreement.

1.21      “Client Proprietary Process” means Client’s proprietary packaging process for exclusively packaging Drug Product with Client Equipment to produce Client Product.

1.22      “Client-supplied Materials” means any materials to be supplied by or on behalf of Client to Catalent for Processing, including but not limited to Drug Product, Raw Materials, placebo, devices, applicators, reference standards, and other materials.

1.23      “Commencement Date” means the first date upon which the FDA approves Catalent as a manufacturer of the Client Product in the Territory.

1.24      “Confidential Information” has the meaning set forth in Section 10.1.

1.25      “Client Equipment Consumable Parts” means non-repairable parts that are used-up or worn out and have to be replaced regularly for the Client Equipment.

1.26      “Contract Year” means, for each Client Product, each consecutive 12 month period beginning on the Commencement Date or anniversary thereof, as applicable.

1.27      “Defective Product” has the meaning set forth in Section 5.2.

1.28      “Discloser” has the meaning set forth in Section 10.1.

1.29     “Drug Product” means the sublingual tablet 30 mcg sufentanil dosage form contained in the pharmaceutical product, DSUVIA® (sufentanil), as further described in the Specifications that has been released by Client and provided to Catalent, along with a certificate of analysis and as provided in the Quality Agreement.

1.30      “Effective Date” has the meaning set forth in the introductory paragraph.

1.31      “Equipment Instructions” means the Client Equipment manufacturer’s instructions and requirements.

1.32      “Equipment Delivery Date” means the date on which Client delivers to the Facility the Client Equipment manufactured by Harro Höfliger on behalf of Client and included in Attachment D.

1.33      “Exception Notice” has the meaning set forth in Section 5.2.

1.34      “Facility” means Catalent’s facility located in 10245 Hickman Mills Drive, Kansas City, MO 64137; or such other facility as agreed by the Parties in writing.

1.35      “Facility Fee” has the meaning set forth in Section 7.1.

1.36      “Firm Commitment” has the meaning set forth in Section 4.1.

1.37      “FDA” means the U.S. Food and Drug Administration, an agency within the U.S. Department of Health and Human Services.

1.38       “Invention” has the meaning set forth in Article 11.

1.39      “Latent Defect” means a defect of the Batch attributable solely to [***].

1.40     “Lien” means any legal charge, debenture, mortgage, deed of trust, security interest, pledge, lien, assignment or other encumbrance of any kind whether imposed by any agreement, contract, lease, sublease, license, sublicense, obligation, instrument or undertaking, Applicable Law or otherwise, whether fixed or floating, or conferring priority of payment.

1.41     “Losses” has the meaning set forth in Section 13.1.

1.42      “Party” means Catalent or Client, as applicable. “Parties” means Catalent and Client.

1.43     “PPQ” has the meaning in the SRA as follows: means the process performance qualification for the Processing of Client Product as provided in the Specifications.

1.44     “Process” or “Processing” or “Processed” means the packaging of Client-supplied Materials and Raw Materials to produce Client Product by Catalent, in accordance with the Specifications, the Quality Agreement, and under the terms of this Agreement.

1.45      “Processing Date” means the day on which the first step of physical Processing is scheduled to occur, as identified in an Acknowledgement or as otherwise communicated by Catalent to Client in writing.

1.46      “Product Maintenance Services” has the meaning set forth in Section 2.10.

1.47      “Purchase Order” has the meaning set forth in Section 4.2.

1.48      “Quality Agreement” means the quality agreement executed by the Parties and attached to this Agreement as Attachment E, as may be amended from time to time.

1.49      “Raw Materials” means all raw materials, supplies, labels, translations, components and packaging necessary to Process and ship Client Product in accordance with the Specifications, and which are supplied by Catalent on behalf of Client at Client’s cost.

1.50      “Recall” has the meaning set forth in Section 9.5.

1.51      “Recipient” has the meaning set forth in Section 10.1.

1.52      “Regulatory Approval” means the approval of Client’s supplemental application for the Processing of Client-supplied Materials by Catalent at the Facility that is necessary or advisable in connection with the manufacture, testing, use, storage, exportation, importation, transport, promotion, marketing, distribution or sale of Client Product in the Territory.

1.53     “Regulatory Authority” means the international, federal, state or local governmental or regulatory bodies, agencies, departments, bureaus, courts or other entities responsible for (A) the regulation (including pricing) of any aspect of pharmaceutical or medicinal products intended for human use, including the United States Drug Enforcement Agency or any other international, federal, state or local regulatory bodies, agencies, departments, bureaus, courts or other entities responsible for the regulation of drugs, or (B) health, safety or environmental matters generally. In the United States, this includes the United States Food and Drug Administration; and in the European Union, this includes the European Medicines Agency.

1.54      “Representatives” of an entity means such entity’s duly-authorized officers, directors, employees, agents, accountants, attorneys or other professional advisors.

1.55      “Review Period” has the meaning set forth in Section 5.2.

1.56      “Rolling Forecast” has the meaning set forth in Section 4.1.

1.57      “Site” has the meaning in the SRA as follows: means 10245 Hickman Mills Drive, Kansas City, MO 64137

1.58      "Serialization” means the serialization of Client Product in accordance with the Quality Agreement and Applicable Laws in the Territory.

1.59      "Client Equipment Spare Parts” means interchangeable parts of the Client Equipment that are kept in inventory and are used to replace parts that have failed.

1.60      “SAT” has the meaning in the SRA, site acceptance testing of Client Equipment.

1.61     “Specifications” means the specifications as agreed to by the Parties in writing which define the process for Processing Client Product, as well as any specifications for Client-supplied Materials, Raw Materials and for Drug Product, and which, once established, are set forth in the Quality Agreement and in Attachment B, as Attachment B and/or the foregoing may be modified from time to time in accordance with Article 8.

1.62      “SRA” or “Site Readiness Agreement” means the Site Readiness Agreement between the Parties with an effective date of August 15, 2019, as amended by Amendment One on September 24, 2020.

1.63      “Term” has the meaning set forth in Section 16.1.

1.64     “Territory” means the United States, and any other country that the parties agree in writing to add to this definition of Territory in an amendment to this Agreement, but excluding any countries that are targeted by the comprehensive sanctions, restrictions or embargoes administered by the United Nations, European Union, United Kingdom, or the United States. Catalent shall not be obliged to Process Client Product for sale in any of such countries if it is prevented from doing so, or would be required to obtain or apply for special permission to do so, due to any restrictions (such as embargoes) imposed on it by any governmental authorities, including without limitation, those imposed by the U.S. Office of Foreign Assets Control.

1.65      “Unit” has the meaning set forth in Attachment C.

1.66      “Unit Pricing” has the meaning set forth in Section 7.1 (B).

1.67      “Vendor” has the meaning set forth in Section 3.2.

ARTICLE 2

CLIENT EQUIPMENT, FACILITY, VALIDATION, PROCESSING & RELATED SERVICES

2.1

Client Equipment.  Client Equipment will be used by Catalent solely to perform services for Client and as expressly permitted in accordance with this Article 2. In the event that any part of the Client Equipment becomes unfit for use, or the efficiency of operation or performance of any part of the Client Equipment is diminished, excluding diminishment due to normal wear and tear, Client, at its own cost and expense, shall promptly replace or cause to be replaced such affected part of the Client Equipment with one or more replacement parts (or in an extreme situation and where absolutely necessary, replace the entire affected Client Equipment). Client shall ensure that such replacement part(s) (or the entire replacement of the Client Equipment, if applicable) results in the Client Equipment being fit for use, or returned to a level of operation and performance that existed prior to such replacement due to diminishment (but excluding normal wear and tear).

2.2	Title to Client Equipment; Risk of Loss Regarding Client Equipment.

A.

Title to Client Equipment. Client shall own sole title to all Client Equipment at all times. Catalent acknowledges and agrees that it does not have, and will not have, any ownership or property interest in the Client Equipment at any time. At Client’s request, Catalent shall mark, or will allow Client to mark, the Client Equipment with appropriate tags, labels or lettering as being the property of Client provided that such marking does not interfere with Processing. Catalent shall maintain those markings and any similar markings that Client placed or had placed on the Client Equipment before or after delivering the Client Equipment to Catalent. Catalent shall not knowingly represent to any Regulatory Authority or Third Party, and shall not represent in any public disclosure, including any financial statement or tax return, that it has any property interest in the Client Equipment, or make any other public or non-public statement or representation that is inconsistent with Client’s retention of all right, title, and interest in and to the Client Equipment, as provided herein.

B.

Risk of Loss Regarding Client Equipment. Provided that the Client Equipment is possessed, handled, used and maintained in accordance with this Agreement, the Equipment Instructions and the Quality Agreement, then as between Client and Catalent, Client shall bear risk of loss or damage to the Client Equipment, including normal wear and tear.

2.3

No Liens by Catalent in Relation to Client Equipment. Catalent shall not do or permit or cause anything to be done whereby Client’s rights in and title to the Client Equipment are prejudiced. Catalent has no right, title or interest in the Client Equipment against which any Lien may be granted. Accordingly, Catalent shall keep the Client Equipment free of all Liens that are filed by Catalent or against Catalent, and Catalent shall promptly take any action necessary to discharge any such Client Equipment-specific Lien that is filed by Catalent or against Catalent that exists at any time as a result of Catalent’s breach of this Article 2, at Catalent’s own cost and expense.

2.4

Bailee Waiver. As bailee of the Client Equipment (to the extent that it is part of Client’s collateral for Client’s secured debt), Catalent will execute a Bailee Waiver Letter, in substantially the form provided in Attachment F, within [***] business days of the Client’s request for such Bailee Waiver Letter

2.5	Catalent Obligations Regarding Client Equipment.

A.

Catalent shall safekeep the Client Equipment, will perform maintenance of the Client Equipment, and shall use Client Equipment only in accordance with the Equipment Instructions at Client’s cost. Subject at all times to applicable health and safety requirements, when Processing the Client Product, Catalent shall operate the Client Equipment as provided in the Equipment Instructions.

B.	Catalent shall use the Client Equipment in compliance with Applicable Laws, Equipment Instructions and the Quality Agreement.

C.

Catalent shall maintain the Client Equipment as Confidential Information of the Client, including not permitting Third Parties to access the Client Equipment, except as Client Confidential Information is permitted to be disclosed, as provided in Article 10.

2.6	Location, Use, Maintenance and Repair of Client Equipment.

A.	No item of Client Equipment shall be moved from the Facility or relocated within the Facility without the prior written agreement of the Parties, not to be unreasonably withheld or delayed.

B.	Except as provided in this Article 2, Catalent shall not use the Client Equipment for any purpose other than in accordance with this Agreement without Client’s prior written consent.

C.

Catalent shall (i) maintain the Client Equipment in good, safe and efficient operating repair, appearance and condition in accordance with Equipment Instructions and the Quality Agreement; (ii) keep all components of the Client Equipment properly calibrated and aligned at Clients’ cost; (iii) make all required adjustments and perform replacements to the Client Equipment, at Client’s written direction and cost; and (iv) obtain and install any upgrades for the Client Equipment as directed by the Client, or that are required for the purpose of maintaining any standard maintenance contract and are related to the use of the Client Equipment by Catalent, as agreed to in writing by Catalent and Client and at Client’s cost. All such maintenance shall be performed by Catalent, with assistance from the Client Equipment manufacturer, as necessary, at Client’s cost. Client shall be responsible for the cost of all parts, materials, contracted maintenance services and Client Equipment manufacturer technical support and labor required for Client Equipment maintenance. Catalent shall not permit the Client Equipment to be used or maintained, in any manner or condition, or for any purpose, not provided in the Equipment Instructions, Applicable Laws, the Quality Agreement or otherwise under this Agreement. For any and all costs paid by Catalent in connection with maintenance, alignment, adjustment, upgrades repair or calibration of the Client Equipment or otherwise as described in this Article 2, Catalent shall provide to Client documentation that supports such costs incurred by Catalent and Client shall bear the cost thereof.

D.

In the event that the Client Equipment or any portion of it shall become damaged or is defective, then Catalent, at Client’s cost and expense in accordance with this Article 2, shall place the damaged portions in good repair, condition and working order, or with Client’s written approval, replace same with like property having the same operating capabilities at least equal to, the damaged portions of the Client Equipment as soon as possible. All such repairs or replacements shall be performed by representatives of the Client Equipment manufacturer or, with Client’s written approval, those of substantially equal skill or knowledge and engaged by Catalent for repairing the Client Equipment, at Client’s cost.

E.	Catalent shall not make any alteration, addition, modification, enhancement or improvement to the Client Equipment without Client’s prior written consent.

F.

Client shall identify a list of critical Client Equipment Spare Parts to be maintained in inventory at Catalent, at Client’s cost. Catalent will notify Client in writing when Client Equipment Spare Parts have been used and Client will arrange for Client Equipment Spare Parts replacements.

G.

Client shall identify a list of Client Equipment Consumable Parts to be maintained in inventory at Catalent. Catalent will manage inventory of Client Equipment Consumable Parts and will arrange for Client Equipment Consumable Part replacements, at Client’s cost.

2.7       Facility. Catalent shall bear all (i) risk of loss or damage to the Facility generally; and (ii) costs arising from use, maintenance and repair of the Facility, including any loss or damage to the Facility caused by improper installation and use of the Client Equipment at the Facility. Catalent shall be responsible for the maintaining, at its sole expense, the cost of property insurance on the Facility. Catalent shall not bear the risk of loss or damage or damage to the Facility due to Client Equipment failure or defective Client Equipment.

2.8       Other Services This Agreement shall not cover or extend to any additional services by Catalent to Client, including but not limited to Client Product validation services, Client Equipment re-validation services, Client Product re-validation services, or any services necessary to support the validation or re-validation portion of Client’s submissions for Regulatory Approvals or PPQ. Any additional services are each at Client’s cost and expense and subject to a separate definitive agreement between the Parties.

2.9    Supply and Purchase of Product. Catalent shall Process Client-supplied Materials, including Drug Product and Raw Materials, in accordance with the Specifications, Applicable Laws, Unit Pricing and other fees as expressly set forth in the terms and conditions of this Agreement.

2.10       Product Maintenance Services. Client will receive the following product maintenance services (the “Product Maintenance Services”): one annual audit (as further described in Section 9.4); regulatory inspections (as further described in Section 9.3); one annual product review (within the meaning of 21 CFR § 211.180) per Drug Product and Client Product; serialization per Drug Product and Client Product packaging configuration; drug master file updates for the Territory, if applicable; access to document library over and above the Quality Agreement, including additional copies of Batch Records, Batch paperwork or other Batch documentation; assistance in preparing Regulatory Approvals; monthly inventory reports, annual inventory support, Drug Product and Client Product documents and sample storage relating to cGMP requirements; vendor re-qualification; maintenance, updates and storage of master batch records and audit reports; and tooling and filter bag maintenance, as applicable. For avoidance of doubt, the following services and items are not included in Product Maintenance Services: technology transfer; analytical work; stability, process rework, PPQ, maintenance and repair of Client Equipment and Validation Services.

ARTICLE 3

MATERIALS

3.1          Client-supplied Materials.

A.    Client shall supply to Catalent for Processing, at Client’s cost, all Client-supplied Materials, in quantities sufficient to meet Client’s requirements for Client Product as set forth in the Specifications with respect to such Client Product. Client shall deliver such Client-supplied Materials and associated certificates of analysis to the Facility no later than [***] days, or as otherwise agreed to in writing by the Parties, before the Processing Date. Client shall be responsible at its expense for securing any necessary DEA, export license or import permit, similar clearances, permits or certifications required by Regulatory Authorities in respect of such Client-supplied Materials. Catalent shall use such items solely for Processing. Prior to delivery of any such Client-supplied Materials or Drug Product by Client to Catalent, Client shall provide to Catalent a copy of all associated material safety data sheets, safe handling instructions and health and environmental information and any Regulatory Authority certifications or authorizations that may be required under Applicable Laws relating to the Client-supplied Materials and Drug Product, and shall promptly provide any updates thereto received by Client. If Drug Product is a List 1 chemical or controlled substance under Applicable Laws, including Drug Enforcement Agency regulations, then each Party will handle such Drug Product, Processing thereof and Client Product in accordance with the material safety data sheets and all requirements set forth in the Specifications, the Quality Agreement and Applicable Laws. Cost for storage of Client-supplied Materials, Drug Product and Client Product is provided in Attachment C.

B.    Following receipt of Client-supplied Materials, including Drug Product, Catalent shall inspect such items to verify their identity. Unless otherwise expressly required by the Specifications, Catalent shall have no obligation to test such items to confirm that they meet the associated specifications or certificate of analysis or otherwise; but in the event that Catalent detects a nonconformity with the Specifications, Catalent shall give Client prompt written notice of such nonconformity. Catalent shall not be liable for any defects (including latent defects) in Client-supplied Materials, including Drug Product, that are attributable to defective Client-supplied Materials (including defective Drug Product), unless Catalent failed to properly perform the foregoing obligations. Catalent shall follow Client’s reasonable written instructions in respect of return or disposal of defective Client-supplied Materials and Drug Product, at Client’s cost.

C.    Client shall retain title to Client-supplied Materials at all times and shall bear the risk of loss thereof, unless subject to Article 14.

3.2          Raw Materials.

A.    Catalent shall on behalf of Client at Client’s expense be responsible for procuring, inspecting and releasing adequate Raw Materials as necessary to meet the Firm Commitment, unless otherwise agreed to by the Parties in writing. Catalent shall not be liable for any delay in delivery of Client Product if (i) Catalent is unable to obtain, in a timely manner, using commercially reasonable efforts, a particular Raw Material necessary for Processing and (ii) Catalent placed orders for such Raw Materials promptly following receipt of Client’s Firm Commitment. Client acknowledges that Catalent will rely upon the Rolling Forecast to purchase long lead time materials needed for Processing in accordance with the Firm Commitment. In the event that any Raw Material becomes subject to purchase lead time beyond the Firm Commitment time frame, the Parties will negotiate in good faith an appropriate amendment to this Agreement, including Section 4.2.

B.    In certain instances, Client may require a specific supplier, manufacturer or vendor (“Vendor”) to be used for supply of a Raw Material. In such an event, (i) such Vendor will be identified in the Specifications and (ii) the Raw Materials from such Vendor shall be deemed Client-supplied Materials for purposes of this Agreement. If the cost of the Raw Material from any such Vendor is greater than Catalent’s costs for the same raw material of equal quality and quantity from other vendors, Catalent shall add the difference between Catalent’s cost of the Raw Material and the Vendor’s cost of the Raw Material to the Unit Pricing. Client will be responsible for all costs associated with qualification of any such Vendor who has not been previously qualified by Catalent.

C.    In the event of (i) a Specification change for any reason, or (ii) obsolescence of any Raw Materials, Client shall bear the cost of any unused Raw Materials (including but not limited to packaging and labels), so long as Catalent purchased such Raw Materials in accordance with this Agreement, and in quantities consistent with Client’s Rolling Forecast and most recent Firm Commitment and the vendor’s minimum purchase obligations. All such unused Raw Materials paid for by Client shall be delivered to Client.

3.3         Artwork and Labeling. Client shall provide or approve in writing, prior to the procurement of all applicable Raw Materials on behalf of Client and invoiced to Client, all Raw Materials Specifications including but not limited to all artwork, advertising, inserts and labeling information necessary for Processing. Such artwork, advertising, inserts and labeling information is and shall remain the exclusive property of Client, and Client shall be solely responsible for the content thereof. Such artwork, advertising, inserts and labeling information or any reproduction thereof may not be used by Catalent in any manner other than performing its obligations hereunder.

ARTICLE 4

PURCHASE ORDERS & FORECASTS

4.1          Forecast. On or before the [***] day of each calendar month, beginning at least [***] months prior to the anticipated Commencement Date, Client shall furnish to Catalent a written [***] rolling forecast of the quantities of Client Product that Client intends to order from Catalent during such [***] period (“Rolling Forecast”); provided, that the quantities forecasted to be purchased shall not exceed the capacity of the Client Equipment and Catalent’s manufacturing capacity for Processing of the Client Product. The first [***] months of such Rolling Forecast shall constitute a binding order for the quantities of Client Product specified therein (“Firm Commitment”) and the following [***] months of the Rolling Forecast shall be non-binding, good faith estimates.

4.2          Purchase Orders.

A.    From time to time as provided in this Section 4.2(A), Client shall submit to Catalent a binding, non-cancelable purchase order for Client Product specifying the number of Batches to be Processed, the Batch size (to the extent the Specifications permit Batches of different sizes) and the requested delivery date for each Batch and reference to this Agreement (“Purchase Order”). Concurrently with the submission of each Rolling Forecast on a monthly basis, Client shall submit a Purchase Order for the Firm Commitment. Purchase Orders for quantities of Client Product in excess of [***]% of the Firm Commitment shall be submitted by Client at least [***] days in advance of the delivery date requested for such excess quantities of Client Product that are in the Purchase Order.

B.    Within [***] business days following receipt of a Purchase Order, Catalent shall issue a written acknowledgement (“Acknowledgement”) that it accepts or rejects the Batch size and delivery date of such Purchase Order only. Any other information in the Purchase Order such as Unit Pricing or other pricing and information will be for information only. The Unit Pricing is that pricing in effect as of the date of the Purchase Order in accordance with this Agreement for delivery within one year of the date of the Purchase Order. In the event the delivery date of the Purchase Order is one year or greater, then the Unit Pricing shall be in effect as of the date of delivery in accordance with this Agreement. Catalent may accept, reject, or modify any Purchase Order in excess of the Firm Commitment. Each acceptance Acknowledgement shall either confirm the delivery date(s) set forth in the Purchase Order or set forth a reasonable alternative delivery date. Acknowledgement and fulfillment of any Purchase Order quantities in excess of [***]% of the Firm Commitment, or otherwise in any Purchase Order not given in accordance with this Agreement, will only be acknowledged by mutual written agreement of the Parties.

C.    Notwithstanding anything to the contrary in Section 4.2(B), Catalent shall use commercially reasonable efforts to supply Client with quantities of Client Product which are up to [***]% in excess of the quantities specified in the Firm Commitment, subject to Catalent’s other supply commitments and manufacturing, packaging and equipment capacity and the capacity of the Client Equipment and Catalent’s Processing capacity for the Client Product.

D.    In the event of a conflict between the terms of any Purchase Order or Acknowledgement and this Agreement, the terms of this Agreement shall control.

4.3         Catalent’s Cancellation or Suspension of Purchase Orders. Notwithstanding anything to the contrary in Section 4.4, Catalent reserves the right to cancel or suspend all, or any part of, a Purchase Order upon advance written notice to Client. For a cancellation by Catalent, Catalent shall have no further obligations of liability with respect to such Purchase Order, if (A) Client refuses or fails to timely supply conforming and required Client-supplied Materials in accordance with Section 3.1, (B) Catalent does not receive the required allocation of Drug Enforcement Agency procurement quota for the active pharmaceutical ingredient present in the Drug Product, or (C) the Purchase Order exceeds the Client Equipment capacity. Any cancellation or suspension of any part of such Purchase Order pursuant to (A), (B) or (C) of the prior sentence in this Section 4.3, shall not constitute a breach of this Agreement by Catalent nor shall it absolve Client of its obligations in respect of the Annual Fee.

4.4         Client’s Modification or Cancellation of Purchase Orders. Client may modify the delivery date or quantity of Client Product in a Purchase Order only by submitting a written change order to Catalent at least [***] days in advance of the earliest Processing Date covered by such change order. Such change order shall be effective and binding against Catalent only upon the written approval of Catalent, and notwithstanding the foregoing, Client shall remain responsible for the Firm Commitment.

4.5         Failure to Satisfy Firm Commitment. Notwithstanding any amounts due to Catalent under Section 4.4 or Section 4.1, if Client fails to place Purchase Orders sufficient to satisfy the Firm Commitment in accordance with Section 4.1, Client shall pay to Catalent in accordance with Article 7 the Unit Pricing for the Units in the Purchase Orders and all additional Units that would have been Processed if Client had placed Purchase Orders sufficient to satisfy the Firm Commitment. In the event Raw Materials have been sourced by Catalent for the Firm Commitment and Client does not place Purchase Orders sufficient to satisfy the Firm Commitment in accordance with Section 4.1, then Catalent will provide a credit toward the Raw Materials pricing in Exhibit C for only the next Purchase Order, provided the Raw Materials are available for use in accordance with the Quality Agreement for the next Firm Commitment less administrative, storage and expired Raw Materials. This credit shall only be extended one time per Contract Year.

4.6         Unplanned Delay or Elimination of Processing. Catalent shall use commercially reasonable efforts to supply in accordance with the Purchase Orders, subject to the terms and conditions of this Agreement. Catalent shall provide Client with as much advance written notice as practicable promptly after Catalent determines that any Processing will be delayed for any reason.

4.7         Observation of Processing. In addition to Client’s audit right pursuant to Section 9.4, Client may send up to [***] representatives to the Facility to observe Processing for a maximum of [***] days per Contract Year, during regular business hours (unless otherwise agreed to by Catalent in writing), upon at least [***] business days prior written notice from the Client. Such representatives shall abide by all Catalent safety rules and other applicable employee policies and procedures, and Client shall be responsible for such compliance by Client’s representatives. Client shall indemnify and hold harmless Catalent for any action, omission or other activity of such Client representatives while on Catalent’s premises. Client representatives that are not employees of Client, shall be required to sign Catalent’s standard visitor confidentiality agreement prior to being allowed access to the Facility.

4.8         Transfer. In the event of a Transfer in accordance with Section 16.1 or an assignment pursuant to Section 18.7, respectively, to a third party, then the third party will assume all Client responsibilities and obligations per this Agreement, including future Annual Fee payments at the existing quarterly rate as of the Transfer Date. Effective on the Transfer Date, the third party shall assume all new costs, ownership and responsibilities for the Agreement. Client shall be responsible for all obligations under this Agreement before the Transfer Date, including but not limited to all Purchase Orders, invoices, payments accrued before the Transfer Date and all terms and conditions that survive this Agreement as provided in Section 16.5. Any costs of transferring the Agreement and Inventory shall be borne by Client.

ARTICLE 5

RELEASE, DEFECTIVE PRODUCT AND ANALYTICAL TESTING

5.1          Batch Records and Data; Release. Unless otherwise agreed to by the Parties during their ordinary course of dealings or unless otherwise included in the Quality Agreement, after Catalent completes Processing of a Batch, Catalent shall provide Client with copies of Batch Records and a Certificate of Compliance prepared in accordance with the Quality Agreement. Client shall be responsible for final release of Client Product including testing, at its cost to the market.

5.2          Testing; Rejection.

A.    Following Catalent’s release of a Batch, Client or Client’s designee may test samples of such Batch to confirm that the Specifications have been met. A Batch shall be deemed accepted by Client and Client shall have no right to reject such Batch and such Batch shall be deemed accepted by Client , unless, within [***] days after Catalent’s release of a Batch (“Review Period”), Client or its designee notifies Catalent in writing (an “Exception Notice”) that such Batch does not meet the warranty set forth in Section 12.1 (“Defective Product”) and provides a sample of the alleged Defective Product. However, if Client thereafter discovers a Latent Defect (for example, of the printing of the Package Insert or Carton, or Serialization of the Batch), it shall notify Catalent in writing with an Exception Notice of such Latent Defect within [***] of the discovery of the Latent Defect, but in no event later than [***] after tender of delivery of such Batch, and upon delivery of such Exception Notice the Batch alleged to have a Latent Defect will be hereafter referred to as Defective Product.

B.    Upon timely receipt of an Exception Notice from Client, Catalent shall conduct an appropriate investigation to determine whether or not it agrees with Client that such Batch of Client Product is Defective Product and to determine the cause of any nonconformity. If Catalent agrees that such Batch of Client Product is Defective Product and determines that the cause of nonconformity is attributable to Catalent’s negligence or willful misconduct (“Catalent Defective Processing”), then Section 5.2 (D) shall apply. For avoidance of doubt, where the cause of nonconformity cannot be determined or assigned after resort to Section 5.2 (C), it shall be deemed not Catalent Defective Processing and Client shall be responsible to pay for the Batch or Batches at issue. Any nonconformity solely caused by the Client Equipment shall not be deemed Catalent Defective Processing unless such nonconformity was caused by Catalent's negligence or willful misconduct in the use of the Client Equipment.

C.    Discrepant Results. If the Parties disagree as to whether the Batch of Client Product is Defective Product and/or whether the cause of the nonconformity is Catalent Defective Processing, and this disagreement is not resolved within [***] days of the receipt of Client’s Exception Notice, the Parties shall cause a mutually acceptable independent third party to review records, test data and to perform comparative tests and/or analyses on samples of the alleged Defective Product and its components, including Client-supplied Materials. The independent party’s results as to whether or not the Batch of Client Product is Defective Product and the cause of any nonconformity shall be final and binding. Unless otherwise agreed to by the Parties in writing, the costs associated with such testing and review shall be borne by Catalent if the Batch of Client Product is Defective Product attributable to Catalent Defective Processing, and by Client in all other circumstances.

D.    Defective Processing. Catalent shall, at its option, either (A) re-Process (or if re-Processing is not permissible under cGMPs, then replace), at its cost any Batch of Defective Product attributable to Catalent Defective Processing (and Client shall be liable to pay for either the rejected Batch(es) or the replacement Batch(es), but not both), or (B) credit any payments made by Client for such rejected Batch. THE OBLIGATION OF CATALENT TO RE-PROCESS (OR REPLACE) DEFECTIVE PRODUCT IN ACCORDANCE WITH THE SPECIFICATIONS OR TO CREDIT PAYMENTS MADE BY CLIENT, IN EACH CASE, WHICH IS ATTRIBUTABLE TO CATALENT DEFECTIVE PROCESSING SHALL BE CLIENT’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT FOR DEFECTIVE PRODUCT AND IS IN LIEU OF ANY OTHER WARRANTY, EXPRESS OR IMPLIED.

E.    Supply of Material for Defective Product. In the event Catalent re-Processes (or if re-Processing is not permissible under cGMPs, then replaces) Defective Product pursuant to Section 5.4 Paragraph D only, Client shall supply, at Client’s expense, Catalent with sufficient quantities of Client-supplied Materials and [***].

ARTICLE 6

DELIVERY

6.1          Delivery. Catalent shall deliver Client Product Ex Works (Incoterms 2020) the Facility upon Catalent’s release of Client Product by Catalent’s Quality Department. To the extent not already held by Client, title to Client Product shall transfer to Client upon Catalent’s tender of delivery. In the event Catalent arranges shipping or performs similar loading or logistics services for Client at Client’s written request and direction, such services are performed by Catalent at Client’s expense and on Client’s behalf as a convenience to Client only and do not alter the terms and limitations set forth in this Section 6.1. Catalent shall not be responsible for Client Product in transit after tender of delivery, including any cost of insurance or transport fee for Client Product, or any risk associated with transit or customs delays, storage and handling after delivery to Client.

6.2         Storage Fees. If Client fails to take delivery of any Client Product, Catalent shall transfer such Client Product to storage and title to such Client Product shall pass to Client upon transfer to storage. Catalent shall store Client Product in accordance with Applicable Laws, cGMP, and the Quality Agreement. Client shall be invoiced for the storage fees as provided in Attachment C. For Client Product released by Catalent’s Quality Department, storage fees will be charged on day 21 and thereafter.

ARTICLE 7

PAYMENTS

7.1          Fees. In consideration for Catalent performing services hereunder:

A.    Facility Fee. During the Term, Client shall pay to Catalent non-refundable facility fees (the “Facility Fees”) in accordance with the following schedule:

a.	$[***] on the Effective Date of the Agreement;

b.	$[***] for each calendar month beginning on [***] and ending on [***]; and

c.	$[***] for each calendar month beginning on [***] and ending on the last day of the month following the Commencement Date, subject to only one of the following clauses:

i.	In the event the:

1.	Client has met all of its responsibilities in the SRA, including but not limited to providing support to Catalent in person at the Facility by representatives of the Client Equipment Manufacturer; and

2.

whereby if Catalent does not achieve the anticipated Completion Date of [***], then in the event Client is paying the monthly Facility Fee of $[***], then only such Facility Fee of $[***] shall be temporarily discontinued on that date of [***]and the monthly fee will be restarted on the first of the month in the month upon the achievement of the Completion Date. For clarity, terms herein are hereby defined by the SRA and all other Facility Fees herein under Section 7.1 A (a), and (b) are not changed by this provision and shall continue as provided therein.

ii.	In the event the:

1.	Catalent has met its responsibilities in the SRA with the exception of the responsibilities in the SRA that are dependent on the Client responsibilities,

2.	Client has not met all of its responsibilities in the SRA, including but not limited to support to Catalent in person at the Facility by representatives of the Client Equipment Manufacturer, and

3.

whereby Catalent is delayed from achieving the anticipated Completion Date of [***], then Catalent will identify the amount of additional time needed to be added to the anticipated Completion Date of [***] to recognize a new anticipated Completion Date, not to exceed 12 months from the date that Client has met all of its responsibilities in the SRA, whereby Catalent will obtain Client’s consent for the new anticipated Completion Date and such consent by Client shall not be unreasonably withheld or delayed.

4.

If Catalent does not achieve the new anticipated Completion date, then in the event Client is paying the monthly Facility Fee of $[***], then only such Facility Fee of $[***] shall be temporarily discontinued on that date. The monthly fee will be restarted on the first of the month in the month upon the achievement of the Completion Date. For clarity, terms herein are hereby defined by the SRA and all other Facility Fees herein under Section 7.1 A (a), and (b) are not changed by this provision and shall continue as provided therein.

B.         Pricing. Client shall pay Catalent the Unit Pricing set forth in Attachment C. Catalent shall submit an invoice to Client for such fees upon tender of delivery of Client Product as provided in Section 6.1.

C.         Additional Fees. Client shall pay Catalent additional fees as provided in Attachment C and as follows:

a.

Client shall pay Catalent an annual fee of $[***], [***], beginning on the first day of the month following the month during which the Commencement Date occurs, and with the payments schedule as set forth in Attachment C, Table 3 (the “Annual Fee”).

b.	Initial Serialization and Serialization Validation Fee: Client shall pay Catalent the fee for the Initial Serialization and Serialization Validation set forth in Attachment C.

c.	Serialization and Maintenance Fee Services: Client shall pay Catalent the annual fees for Serialization and Maintenance Services set forth in Attachment C.

d.	Commercial Data Report and Maintenance Fee.: If requested by Client, Catalent shall prepare the annual Commercial Data and Maintenance Report according to the fee set forth in Attachment C.

e.	Regulatory Authority Inspection Fee: Client shall pay Catalent a Regulatory Authority Inspection Fee for each inspection by a Regulatory Authority set forth in Attachment C.

f.	Mock Regulatory Authority Inspection Fee. Client shall pay Catalent the fee for each Mock Regulatory Authority Inspection as set forth in Attachment C.

g.	Other Fees. Client shall pay Catalent for all other fees and expenses in accordance with the terms of this Agreement, including but not limited to Sections 6.2, 7.1 and 16.2.

7.2         Pricing Increase. All pricing and fees as shown in Attachment C and the Annual Fee, with the exception of Raw Materials (covered in Section 7.3 below), may be adjusted on an annual basis, effective on January 1 of each calendar year of this Agreement, beginning with January 1, 2023. The Unit Pricing and Annual Fee adjustments shall be equal to the Producer's Price Index ("PPI") "Pharmaceutical Preparations Manufacturing" (Series ID: PCU325412325412), not seasonally adjusted, as published by the U.S. Department of Labor, Bureau of Statistics in September of the preceding year compared to the final number for the same month the year prior to that. .

7.3         Raw Material Pricing Increase. Price increases for Raw Materials (including those Raw Materials referenced in Section 3.2), shall be passed through to Client at the time of such price increase through an adjustment to Raw Material pricing in Attachment C on a quarterly basis. Catalent shall notify Client in writing for Raw Materials pricing increase.

7.4        Payment Terms. Payment by Client to Catalent of invoices issued by Catalent in accordance with this Agreement shall be due 30 days from date of invoice transmittal via electronic delivery. Client shall make payment in U.S. dollars, and otherwise as directed in the applicable invoice. Notwithstanding any other provision of this Agreement, if any [***] amount is not received by Catalent by its due date, then Catalent may, in addition to any other remedies available at equity or in law, (A) charge interest on the outstanding sum from the due date (both before and after any judgment) at [***] until paid in full (or, if less, the maximum amount permitted by Applicable Law); (B) suspend any further performance hereunder until such undisputed invoice amount is paid in full; (C) require payment in advance before performing any further Processing or making any further shipment of Client Product; and/or (D) terminate this Agreement for a payment breach by Client in accordance with Section 16.2 and without releasing Client from its obligations under this Agreement.

7.5       Advance Payment. Notwithstanding any other provision of this Agreement, if at any time Catalent reasonably determines, based on objective, factual information, that Client’s credit is impaired or payments are not received by Catalent by its due date in Section 7.4, Catalent may require payment in advance before performing any further services or making any further shipment of Client Product. If Client shall fail, within a reasonable time, to make such required payment in advance, Catalent shall have the right, at its option, to suspend any further performance hereunder until such default is corrected, without thereby releasing Client from its obligations under this Agreement.

7.6         Taxes. All taxes, duties and other amounts assessed (excluding tax based on net income and franchise taxes) on Client-supplied Materials, services, Drug Product or Client Product prior to or upon provision or sale to Catalent or Client, as the case may be, are the responsibility of Client, and Client shall reimburse Catalent for all such taxes, duties or other expenses paid by Catalent or such sums will be added to invoices directed at Client, where applicable. If any deduction or withholding in respect of tax or otherwise is required by law to be made from any of the sums payable hereunder, Client shall be obliged to pay to Catalent such greater sum as will leave Catalent, after deduction or withholding as is required to be made, with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

7.7         Client and Third Party Expenses. Except as may be expressly covered by Product Maintenance Services, Client shall be responsible for [***]% of its own and all third-party expenses associated with the development, Regulatory Approvals and commercialization of Client Product, including regulatory filings and post-approval marketing studies.

ARTICLE 8

CHANGES TO SPECIFICATIONS

All Specifications and any changes thereto agreed to by the Parties from time to time shall be in writing, dated and signed by an authorized representative of each of the Parties. No change in the Specifications shall be implemented by Catalent, whether requested by Client or requested or required by any Regulatory Authority, until the Parties have agreed in writing to such change, the implementation date of such change, and any increase or decrease in costs, expenses or fees associated with such change (including any change to Unit Pricing necessitated by such change). Catalent shall respond promptly to any request made by Client for a change in the Specifications, and both Parties shall use commercially reasonable and good faith efforts to agree to the terms of such change in a commercially reasonable and timely manner. As soon as possible after a request is made for any change in Specifications, Catalent shall notify Client in writing of the increase or decrease in costs associated with such change and shall provide such supporting documentation as Client may reasonably require. Unless otherwise agreed by the Parties in writing, Client shall pay all costs associated with such agreed upon changes. If there is a conflict between the terms of this Agreement and the terms of the Specifications, this Agreement shall control. Catalent reserves the right to postpone effecting changes to the Specifications until such time as the Parties agree to and execute the required written amendment.

ARTICLE 9

RECORDS; REGULATORY MATTERS

9.1        Recordkeeping. Catalent shall maintain materially complete and accurate Batch Records, Batch-related documentation, laboratory data, reports and other technical records relating to Processing in accordance with Catalent standard operating procedures. Such information shall be maintained for a period of at least 3 years from the relevant finished Client Product expiration date or longer if required under Applicable Laws or the Quality Agreement.

9.2        Regulatory Compliance. Catalent shall obtain and maintain all permits and licenses (including but not limited to all appropriate DEA licenses) with respect to general Facility operations required by any Regulatory Authority in the jurisdiction in which Catalent Processes Client-supplied Materials. Client shall obtain and maintain all other Regulatory Approvals, authorizations and certificates, including those necessary for Catalent to commence Processing on behalf of Client. Client shall reimburse Catalent for any payments Catalent is required to make to any Regulatory Authority pursuant to Applicable Laws that are specifically attributable to Catalent’s processing, filling, packaging, storing or testing of Client’s Product and Client-supplied Materials at the Facility. Client shall not identify Catalent in any regulatory filing or submission without Catalent’s prior written consent. Such consent shall not be unreasonably withheld and shall be memorialized in a writing signed by authorized representatives of both Parties. Upon written request, Client shall provide Catalent with a copy of any Regulatory Approvals required to distribute, market and sell Client Product in the Territory. During the Term, Catalent will assist Client with all regulatory matters relating to Processing, at Client’s request and expense. The Parties intend and commit to cooperate to allow each Party to satisfy its obligations under Applicable Laws relating to Processing under this Agreement.

9.3        Governmental Inspections and Requests. Catalent shall promptly advise Client in writing if an authorized agent of any Regulatory Authority notifies Catalent that it intends to or does visit the Facility for the purpose of reviewing the Processing or inspecting the Facility which may affect Client Product. Upon request, Catalent shall provide Client with a copy of any report issued by such Regulatory Authority received by Catalent following such visit, redacted as appropriate to protect any confidential information of Catalent and Catalent’s other customers. Client acknowledges that it may not direct the manner in which Catalent fulfills its obligations to permit inspection by and to communicate with Regulatory Authorities. . Client shall reimburse Catalent for all reasonable and documented costs associated with inspections by Regulatory Authorities that are specifically attributable to the Client Product.

9.4        Client Facility Audits. During the Term, Client’s Representatives shall be granted access upon at least [***] business days’ prior notice, at reasonable times during regular business hours, to (A) the portion of the Facility where Catalent performs Processing, (B) relevant personnel involved in Processing and (C) Processing records described in Section 9.1, in each case solely for the purpose of verifying that Catalent is Processing in accordance with cGMPs, the Specifications and the Product master Batch Records and this Agreement. Client may not conduct an audit under this Section 9.4 more than [***] during any calendar year; provided, that additional inspections may be conducted in the event there is a material quality or compliance issue concerning the Client Product or its Processing. Client’s Quality Assurance Manager will arrange Client audits with Catalent Quality Management. Audits shall be designed to minimize disruption of operations at the Facility. Client’s Representatives that are not employees of Client, shall be required to sign Catalent’s standard visitor confidentiality agreement prior to being allowed access to the Facility. Such Representatives shall comply with the Facility’s rules and regulations. Client shall indemnify and hold harmless Catalent for any action or activity of such Representatives in violation of this Section 9.4 while on Catalent’s premises.

9.5        Virtual Inspections or Audits. Inspections by Regulatory Authorities under Section 9.3 or Client Facility audits under Section 9.4 may be conducted by live and/or pre-recorded (as may be applicable) video and audio streaming sessions from a Facility using (i) integrated wearable “Smart Glasses” or other technologies employed by Catalent in order to facilitate remote site visits, and/or (ii) a set of related applications and software (collectively, the “Virtual Technology”) to facilitate telepresence between Facility personnel and Regulatory Authorities or Client (“VPP Services”). Catalent has the right to change, modify, add to, or discontinue any feature of the VPP Services at any time, with prior notification to Client. Catalent shall provide access to live video streaming sessions via a web portal URL.  Users of the Virtual Technology shall be responsible for maintaining the confidentiality of passwords and for installing anti-virus software and related protections applicable to the Virtual Technology being employed. Client may not record, by any technology or other means, any of the live video streaming sessions, or other data, information, or activities made available via the VPP Services.

9.6        Recall. If Catalent believes a recall, field alert, Client Product withdrawal or field correction (“Recall”) may be necessary with respect to any Client Product supplied under this Agreement, Catalent shall promptly notify Client of such belief in writing. Catalent will not act to initiate a Recall without the express prior written approval of Client, unless otherwise required by Applicable Laws. If Client believes a Recall may be necessary with respect to any Client Product supplied under this Agreement, Client shall promptly notify Catalent of such belief in writing, and Catalent shall provide all commercially reasonable cooperation and assistance to Client. Client shall provide Catalent with an advance copy of any proposed submission to a Regulatory Authority in respect of any Recall, and shall consider in good faith any comments from Catalent as they relate to Processing. The cost of any Recall shall be borne by Client, and Client shall reimburse Catalent for expenses reasonably incurred in connection with any Recall at Client’s request, in each case unless such Recall is caused solely by Catalent’s breach of its obligations under this Agreement, violation of Applicable Laws or its negligence or willful misconduct, then such cost shall be borne solely by Catalent. For purposes hereof, such cost shall be limited to reasonable, actual and documented administrative costs incurred by Client for such Recall and replacement of the Client Product subject to Recall in accordance with Article 5.

9.7         Quality Agreement. The Parties shall negotiate in good faith and enter into the Quality Agreement. The Quality Agreement shall in no way determine liability or financial responsibility of the Parties for the responsibilities set forth therein. In the event of a conflict between any of the provisions of this Agreement and the Quality Agreement with respect to quality-related activities, including compliance with cGMP, the provisions of the Quality Agreement shall govern. In the event of a conflict between any of the provisions of this Agreement and the Quality Agreement with respect to any commercial matters, including allocation of risk, liability and financial responsibility, the provisions of this Agreement shall govern.

ARTICLE 10

CONFIDENTIALITY AND NON-USE

10.1       Definition. As used in this Agreement, the term “Confidential Information” means all information furnished by or on behalf of Catalent or Client (the “Discloser”), its Affiliates or any of its or their respective Representatives, to the other Party (the “Recipient”), its Affiliates or any of its or their respective Representatives, in connection with the subject matter of this Agreement on or after the Effective Date and furnished in any form, including written, verbal, visual, electronic or in any other media or manner and information acquired by observation or otherwise during any site visit at the other party’s facility. Confidential Information includes, but is not limited to, all proprietary technologies, know-how, trade secrets, discoveries, inventions and any other intellectual property (whether or not patented), analyses, compilations, business or technical information and other materials prepared by the Recipient, its Affiliates, or any of its or their respective Representatives, containing or based in whole or in part on any Confidential Information of the Discloser, its Affiliates or any of its or their respective Representatives. Confidential Information also includes the existence of this Agreement and its terms.

10.2        Exclusions. Notwithstanding Section 10.2, Confidential Information does not include information that (A) is or becomes generally available to the public or within the industry to which such information relates; (B) was known to the Recipient, without restriction, and was not subject to a prior existing confidentiality agreement or similar agreement between the Parties, at the time of disclosure as evidenced by the Recipient’s written records; (C) becomes available to the Recipient on a non-confidential basis from a source that, to the Recipient’s knowledge, is entitled to disclose it on a non-confidential basis; (D) was independently developed by or for the Recipient without use of or reliance upon the Confidential Information of the Discloser as evidenced by the written records of the Recipient.

10.3       Mutual Obligation. The Recipient agrees that it will not use the Discloser’s Confidential Information except in connection with the performance of its obligations hereunder and will not disclose, without the prior written consent of the Discloser, Confidential Information of the Discloser to any third party, except that the Recipient may disclose the Discloser’s Confidential Information to any of its Affiliates and its or their respective Representatives that (A) need to know such Confidential Information for the purpose of performing under this Agreement, (B) are advised of the contents of this Article and (C) are bound to the Recipient by obligations of confidentiality at least as restrictive as the terms of this Article. Each party shall be responsible for any breach of this Article by its Affiliates or any of its or their respective Representatives. The Recipient will protect the Discloser’s Confidential Information from unauthorized use, access or disclosure in the same manner as the Recipient protects its own Confidential Information of a similar nature and with no less than reasonable care.

10.4        Permitted Disclosure. The Recipient may disclose the Discloser’s Confidential Information to the extent required by law, regulation or judicial or administrative process; provided, that prior to making any such legally required disclosure, the Recipient shall, if legally allowed, give the Discloser as much prior written notice of the requirement for, and contents of, such disclosure as is practicable under the circumstances, and before making any such disclosure, the Recipient will reasonably cooperate, at Discloser’s sole cost and expense, with the Discloser’s efforts to limit or avoid such disclosure and/or to seek a protective order, confidential treatment or other available remedy. Any such disclosure, however, shall not relieve the Recipient of its obligations contained herein.

10.5        Securities Filings. Each Party acknowledges and agrees that the other Party may be required under Applicable Law to submit this Agreement (including for clarity, the Exhibits and Schedules hereto) to the United States Securities and Exchange Commission (the “SEC”) or any other securities exchange and if a Party does submit this Agreement to the SEC or any other securities exchange, such Party shall consult with the other Party with respect to the preparation and submission of, a confidential treatment request for this Agreement and/or redacted sections of the Agreement. If a Party is required by Applicable Law to make a disclosure of the terms of this Agreement in a filing with or other submission to the SEC or any other securities exchange or otherwise to comply with Applicable Law, and (i) such Party has provided copies of the disclosure to the other Party as far in advance of such filing or other disclosure as is reasonably practicable under the circumstances, (ii) such Party has promptly notified the other Party in writing of such requirement and any respective timing constraints, and (iii) such Party has given the other Party a reasonable time under the circumstances from the date of notice by such Party of the required disclosure to comment upon, request confidential treatment or approve such disclosure, request redacted sections, then such Party will have the right to make such public disclosure at the time and in the manner reasonably determined by its counsel to be required by Applicable Law.

10.6        No Implied License. Except as expressly set forth in Article 11, (A) the Discloser is and shall remain the exclusive owner of its Confidential Information and all patent, copyright, trade secret, trademark and other intellectual property rights therein, and (B) no license or conveyance of any such rights to the Recipient is granted or implied under this Agreement.

10.7        Return of Confidential Information. Upon expiration or termination of this Agreement, the Recipient will (and will cause its Affiliates and its and their respective Representatives to) cease its use and, upon written request, within [***] days either return or destroy (and certify as to such destruction) all Confidential Information of the Discloser, including any copies thereof, except for a single copy which may be retained for the sole purpose of ensuring compliance with its obligations under this Agreement.

10.8     Survival. The obligations of this Article will terminate 5 years from the expiration or termination of this Agreement except with respect to trade secrets, for which the obligations of this Article 10 will continue for so long as such information remains a trade secret under applicable law.

ARTICLE 11

INTELLECTUAL PROPERTY

For purposes hereof, “Background IP” means all intellectual property and embodiments thereof owned by or licensed to Client or Catalent, respectively, as of the date hereof, or developed by Client or Catalent, respectively, other than in connection with this Agreement; “Invention” means any intellectual property conceived, made, generated or developed by a Party in connection with the Agreement; “Client Inventions” means any Invention that directly and specifically relates exclusively to the Client’s Background IP, Client Equipment, Client Proprietary Process, or Client’s patented or proprietary Client-supplied Materials, Drug Product or Client Product, as applicable; and “Catalent Inventions” means any Invention, other than a Client Invention, that relates exclusively to the Catalent’s Background IP or relates generally to manufacturing, filling, processing, packaging, analyzing or testing pharmaceutical products, except for Client Proprietary Process. All of Client’s Background IP and Client Inventions shall be owned solely by Client and no right therein is granted to Catalent under this Agreement except as necessary for Catalent’s use in performing the Agreement. All of Catalent’s Background IP and Catalent Inventions shall be owned solely by Catalent and no right therein is granted to Client under this Agreement. The Parties shall cooperate with each other to achieve the allocation of ownership rights to Inventions as described herein, and each Party shall be solely responsible for costs associated with the protection of its intellectual property.

ARTICLE 12

REPRESENTATIONS AND WARRANTIES

12.1        Catalent. Catalent represents, warrants and undertakes to Client that (A) at the time of delivery by Catalent as provided in Section 6.1, Client Product shall have been Processed in accordance with Applicable Laws and in conformance with the Specifications and shall not be adulterated, misbranded or mislabeled within the meaning of Applicable Laws, and shall have been provided in accordance with the terms and conditions of this Agreement; provided, that Catalent shall not be liable for defects to the extent attributable to Client-supplied Materials (including artwork, advertising and labeling); and (B) it will not in the performance of its obligations under this Agreement use the services of any person or entity debarred or suspended under 21 U.S.C. §335(a) or (b). Catalent makes no representation or warranty with respect to the Client Equipment or the capacity thereof.

12.2         Client. Client represents, warrants and undertakes to Catalent that:

A.    all Client-supplied Materials shall have been produced in accordance with Applicable Laws, shall comply with all applicable Specifications for such Client-supplied Materials, shall not be adulterated, misbranded or mislabeled within the meaning of Applicable Laws, and shall have been provided in accordance with the terms and conditions of this Agreement;

B.    the content of all artwork provided to Catalent shall comply with all Applicable Laws;

C.    all Client Product delivered to Client by Catalent shall be held, used and disposed of by or on behalf of the Client in accordance with all Applicable Laws, and Client will otherwise comply with all Applicable Laws with respect to Client’s performance under this Agreement;

D.    Client will not release any Batch of Client Product if the required Certificates of Conformance indicate that such Client Product does not comply with the Specifications or if Client does not hold all necessary Regulatory Approvals to market and sell the Client Product in a given portion of the Territory;

E.    Client has all necessary authority to use and to permit Catalent to use pursuant to this Agreement all intellectual property controlled by Client related to Client Product or Client-supplied Materials (including artwork) that is necessary for the Processing of the foregoing, including any copyrights, trademarks, trade secrets, patents, inventions and developments; and to Client’s actual knowledge (without inquiry), as of the Effective Date, there are no patents owned by others and existing as of the Effective Date that are directly related to the Client intellectual property that is utilized with the Client Product and that would be infringed or misused by Client’s performance of the Agreement;

F.    the Client Equipment is capable of producing Client Product in conformance with the Specifications and Applicable Laws (including cGMP) when operated and/or conducted in accordance with the SRA, applicable batch records and cGMP; and

G.    to Client’s actual knowledge (without inquiry) as of the Effective Date, the Processing to be performed by Catalent in accordance with this Agreement will not violate or infringe upon any trademark, tradename, copyright, patent, trade secret, or other intellectual property or other right held by any person or entity.

12.3        Mutual Representation. Furthermore, Catalent and Client both represent, warrant and undertake that no transactions or dealings under this Agreement shall be conducted with or for an individual or entity that is designated as the target of any sanctions, restrictions or embargoes administered by the United Nations, European Union, United Kingdom, or the United States.

12.4        Limitations. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 12 ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY EACH PARTY TO THE OTHER PARTY, AND NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS, WARRANTIES OR GUARANTEES OF ANY KIND WHATSOEVER, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 13

INDEMNIFICATION

13.1        Indemnification by Catalent. Catalent shall indemnify and hold harmless Client, its Affiliates, and their respective directors, officers and employees (“Client Indemnitees”) from and against any and all suits, claims, losses, demands, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and reasonable investigative costs) in connection with any suit, demand or action by any third party (“Losses”) to the extent arising directly out of or resulting from (A) any breach of its representations, warranties or obligations set forth in this Agreement, including a violation of Applicable Laws by Catalent, or (B) any negligence or willful misconduct by Catalent in performing under this Agreement; in each case except to the extent that any of the foregoing arises out of or results from any Client Indemnitee’s negligence, willful misconduct or breach of this Agreement.

13.2        Indemnification by Client. Client shall indemnify and hold harmless Catalent, its Affiliates, and their respective directors, officers and employees (“Catalent Indemnitees”) from and against any and all Losses to the extent arising directly out of or resulting from (A) any breach of its representations, warranties or obligations set forth in this Agreement, (B) any manufacture, packaging, sale, promotion, marketing, distribution or use of or exposure to Client Product or Client-supplied Materials that are the subject of the Agreement, including product liability or strict liability, (C) Client’s exercise of control over the Processing, to the extent that Client’s instructions or directions violate Applicable Laws, (D) the conduct of any clinical trials utilizing Client Product or Drug Product, (E) any actual or alleged infringement or violation of any third party patent, trade secret, copyright, trademark or other proprietary rights by intellectual property or other information provided by Client, including Client-supplied Materials, (F) use of or exposure to Client Equipment in accordance with Applicable Laws; or (G) any negligence or willful misconduct by Client; in each case except to the extent that any of the foregoing arises out of or results from any Catalent Indemnitee’s negligence, willful misconduct or breach of this Agreement. In addition, Client shall indemnify and hold harmless the Catalent Indemnitees from and against any and all Losses arising out of or resulting from any federal Regulatory Authority filings pertaining to the Client Product by or on behalf of Client or any of its Affiliates, including Losses incurred by Catalent arising from Client’s filings under 21 U.S.C. 355 and/or Section 505 of the Food and Drug Act (or non-U.S. equivalents) and related claims or proceedings (including Losses associated with Catalent’s obligation to respond to third party subpoenas).

13.3       Indemnification Procedures. All indemnification obligations in this Agreement are conditioned upon the indemnified Party (A) promptly notifying the indemnifying Party of any third-party claim or liability of which the indemnified Party becomes aware (including a copy of any related complaint, summons, notice or other instrument); provided, that failure to provide such notice within a reasonable period of time shall not relieve the indemnifying Party of any of its obligations hereunder except to the extent the indemnifying Party is prejudiced by such failure, (B) allowing the indemnifying Party, if the indemnifying Party so requests, to conduct and control the defense of any such claim or liability and any related settlement negotiations (at the indemnifying Party’s expense), (C) cooperating with the indemnifying Party in the defense of any such claim or liability and any related settlement negotiations (at the indemnifying Party’s expense) and (D) not compromising or settling any claim or liability without prior written consent of the indemnifying Party.

ARTICLE 14

LIMITATIONS OF LIABILITY

14.1         EXCEPT FOR CATALENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, CATALENT SHALL HAVE NO LIABILITY UNDER THIS AGREEMENT FOR ANY AND ALL CLAIMS FOR LOST, DAMAGED OR DESTROYED CLIENT-SUPPLIED MATERIALS, WHETHER OR NOT SUCH CLIENT-SUPPLIED MATERIALS ARE INCORPORATED INTO CLIENT PRODUCT.

14.2       EXCEPT FOR CLAIMS OF BODILY INJURY OR DEATH DUE TO CATALENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, CATALENT’S TOTAL LIABILITY UNDER THIS AGREEMENT SHALL IN NO EVENT EXCEED [***].

14.3       NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR FOR LOSS OF REVENUES, PROFITS OR DATA, ARISING OUT OF SUCH PARTY’S PERFORMANCE UNDER THIS AGREEMENT, WHETHER IN CONTRACT OR IN TORT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES

ARTICLE 15

INSURANCE

Each Party shall, at its own cost and expense, obtain and maintain in full force and effect during the Term the following: (A) Commercial General Liability Insurance with a per-occurrence limit of not less than [***]per incident and not less than [***]in the aggregate, which can be met through the combination of primary and excess liability policies; (B) Products and Completed Operations Liability Insurance with a per-occurrence limit of not less than [***]; and (C) Workers’ Compensation Insurance with statutory limits and Employers Liability Insurance with limits of not less than [***]per accident. Client shall at its own cost and expense, maintain Special Risk Property Insurance, including transit coverage, in an amount equal to the full replacement value of its property while in, or in transit to, the Facility. Each Party may self-insure all or any portion of the required insurance as long as, together with its Affiliates, its US GAAP net worth is greater than [***]or its annual EBITDA (earnings before interest, taxes, depreciation and amortization) is greater than [***]. Each required insurance policy, other than self-insurance, shall be obtained from an insurance carrier with an [***]rating of at least [***]. If any of the required policies of insurance are written on a claims made basis, such policies shall be maintained throughout the Term and for a period of at least [***]thereafter. Each Party shall obtain a waiver of subrogation clause from its property insurance carriers in favor of the other Party. Each Party shall be named as an additional insured within the other Party’s products liability insurance policies; provided, that such additional insured status will apply solely to the extent of the insured Party’s indemnity obligations under this Agreement. Such waivers of subrogation and additional insured status obligations will operate the same whether insurance is carried through third parties or self-insured. Upon the other Party’s written request from time to time, each Party shall promptly furnish to the other Party a certificate of insurance or other evidence of the required insurance.

ARTICLE 16

TERM AND TERMINATION

16.1        Term. This Agreement shall commence on the Effective Date and shall continue until the end of the 5th Contract Year, unless earlier terminated in accordance with Section 16.2 (as this term may be extended in accordance with this Section 16.1, the “Term”) or if later, until the fulfillment of all Purchase Orders. The Term shall automatically be extended for successive 2-year periods, unless and until one Party gives the other Party at least 24 months’ prior written notice of its desire to terminate as of the end of the then-current Term. In the event Client divests, sells, assigns, licenses or transfers, the partial or entire right, title and interest to the Drug Product, or Client Product to any third party, together with certain supply rights and obligations of Catalent under this Agreement pursuant to a written agreement between Client and the third party (“Transfer”), then this Agreement shall be partially or entirely assigned, as applicable, to the third party for each such Drug Product or Client Product Transfer as of a date specific after the Transfer (“Transfer Date”) and the Assignment and Transfer Agreement in Attachment G shall be executed no later than within [***] days from the Transfer. Any partial Transfer does not terminate this Agreement and the fees in Table 6 shall apply.

16.2         Termination. This Agreement may be terminated as follows:

A.    by either Party, if the other Party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver, administrative receiver, trustee or administrator, or makes an assignment for the benefit of creditors, or suffers or permits the entry of any order adjudicating it to be bankrupt or insolvent and such order is not discharged within [***] days, or takes any equivalent or similar action in consequence of debt in any jurisdiction; or;

B.    by either Party by delivering written notice of termination to the other Party, if the other Party materially breaches any of the provisions of this Agreement and such breach is not cured within [***] days after the giving of written notice delivered by the non-breaching Party describing the breach and requiring the breach to be remedied; provided, that in the case of a failure of Client to make payment amounts in accordance with the terms of this Agreement, Catalent may terminate this Agreement by delivering written notice of termination to Client, if such undisputed payment amounts are not paid within [***] days of the date of Client’s receipt of written notice of such non-payment from Catalent.

16.3       Effect of Termination. Expiration or termination of this Agreement shall be without prejudice to any rights or obligations that accrued to the benefit of either Party prior to such expiration or termination. In the event of a termination of this Agreement:

A.    Catalent shall promptly return to Client, at Client’s expense and direction, any remaining inventory of Client Product, Drug Product and Client-supplied Materials; provided, that, in the case of Client Product, all outstanding invoice amounts under this Agreement have been paid in full;

B.    Client shall pay Catalent for all unused Raw Materials in accordance with Section 3.2 (C); and

C.    Client shall pay Catalent all outstanding invoiced amounts under this Agreement, plus, upon receipt of invoice therefore, for (i) any Client Product that has been delivered to Client pursuant to Purchase Orders but not yet invoiced, (ii) any Client Product Processed pursuant to Purchase Orders that has been completed but not yet delivered, and (iii) in the event that this Agreement is terminated for any reason other than by Client pursuant to Section 16.2(A), or (B), all Client Product in process of being Processed pursuant to Purchase Orders (or, alternatively, Client may instruct Catalent to complete such work in process, and the resulting completed Client Product shall be governed by the foregoing clause 16.3 (C)(ii)); provided that all such Client Product or Client Product in process of being Processed shall be delivered to Client upon payment of such invoiced amounts.

D.    In the event that Catalent terminates this Agreement pursuant to Sections 16.2 (A) or 16.2(B), Client shall pay Catalent (i) for all costs and expenses reasonably incurred by Catalent, and for all non-cancellable commitments made by Catalent, pursuant to Catalent’s performance in accordance with this Agreement, so long as such costs, expenses or commitments were made by Catalent consistent with Client’s Rolling Forecast and its most recent Firm Commitment; and (ii) if owing, the Annual Fee due to Catalent for the Contract Year in which the Agreement is terminated. In the event that Client terminates this Agreement pursuant to Sections 16.2 (A) or 16.2(B), Client shall not be responsible for paying [***].

E.    In the event that this Agreement is terminated for any reason other than by Client pursuant to Section 16.2(A), or (B), Client shall pay Catalent [***].

16.4       Client Equipment. Client shall remove the Client Equipment, at Client’s cost, within [***] days of any expiration or termination of this Agreement. In the event the Client Equipment is not removed as provided herein, within [***] days of any expiration or termination, then Catalent may charge Client [***]

16.5        Survival. The rights and obligations of the Parties shall continue under Articles 11 (Intellectual Property), 13 (Indemnification), 14 (Limitations of Liability), 17 (Notice), 18 (Miscellaneous); under Articles 10 (Confidentiality and Non-Use) and 15 (Insurance), in each case to the extent expressly stated therein; and under Sections 7.4 (Payment Terms), 7.6 (Taxes), 7.7 (Client and Third Party Expenses), 9.1 (Recordkeeping), 9.6 (Recall), 12.4 (Limitations), 16.3 (Effect of Termination) and 16.5 (Survival), in each case in accordance with their respective terms if applicable, notwithstanding expiration or termination of this Agreement.

ARTICLE 17

NOTICE

All notices and other communications hereunder shall be in writing and shall be deemed given: (A) when delivered personally or by hand; (B) when delivered by facsimile transmission (receipt verified); (C) when received or refused, if sent by registered or certified mail (return receipt requested), postage prepaid; or (D) when delivered if sent by express courier service; in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice in accordance with this Article 17; provided, that notices of a change of address shall be effective only upon receipt thereof):

To Client:	AcelRx Pharmaceuticals, Inc. 351 Galveston Drive Redwood City, California 94063 Attn: Chief Engineering Officer Facsimile: +1 (650) 216-6500

With a copy to:	AcelRx Pharmaceuticals, Inc. 351 Galveston Drive Redwood City, California 94063 Attn: Legal Department Facsimile: +1 (650) 216-6500 Email: [***]

To Catalent:	Catalent CTS, LLC 10245 Hickman Mills Drive Kansas City, MO 64137 USA Attn: General Manager Facsimile: +1 (816) 767-7312

With a copy to:	Catalent Pharma Solutions, LLC 14 Schoolhouse Road Somerset, NJ 08873 Attn: General Counsel (Legal Department) Facsimile: +1 (732) 537-6491 Email: [***]

ARTICLE 18

MISCELLANEOUS

18.1       Entire Agreement; Amendments. This Agreement, together with the Quality Agreement, constitutes the entire understanding between the Parties, and supersedes any other contracts, agreements or understandings (oral or written) of the Parties, with respect to the subject matter hereof. For the avoidance of doubt, this Agreement does not supersede any existing generally applicable confidentiality agreement between the Parties as it relates to time periods prior to the date hereof or to business dealings not covered by this Agreement. No term of this Agreement may be amended except upon written agreement of both Parties, unless otherwise expressly provided in this Agreement.

18.2         Captions; Certain Conventions. The captions in this Agreement are for convenience only and are not to be interpreted or construed as a substantive part of this Agreement. Unless otherwise expressly provided herein or the context of this Agreement otherwise requires, (A) words of any gender include each other gender, (B) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (C) words using the singular shall include the plural, and vice versa, (D) the words “include(s)” and “including” shall be deemed to be followed by the phrase “but not limited to”, “without limitation” or words of similar import, (E) the word “or” shall be deemed to include the word “and” (e.g., “and/or”) and (F) references to “Article,” “Section,” “subsection,” “clause” or other subdivision, or to an attachment or other appendix, without reference to a document are to the specified provision or attachment of this Agreement. This Agreement shall be construed as if it were drafted jointly by the Parties.

18.3        Further Assurances. Each Party will execute, acknowledge and deliver such further instruments and will take all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.

18.4        No Waiver. Failure by either Party to insist upon strict compliance with any term of this Agreement in any one or more instances will not be deemed to be a waiver of its rights to insist upon such strict compliance with respect to any subsequent failure.

18.5        Severability. If any term of this Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement will continue in full force and effect.

18.6        Independent Contractors. The relationship of the Parties is that of independent contractors, and neither Party will incur any debts or make any commitments for the other Party except to the extent expressly provided in this Agreement. Nothing in this Agreement is intended to create or will be construed as creating between the Parties the relationship of joint ventures, co-partners, employer/employee or principal and agent. Neither Party shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or contractors or for any employee benefits of any such employee or contractor.

18.7        Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties, their successors and permitted assigns. Neither Party may assign this Agreement, in whole or in part, without the prior written consent of the other Party, except that either Party may, without the other Party’s consent (but subject to prior written notice), assign this Agreement in its entirety to an Affiliate or to a successor to substantially all of the business or assets of the assigning Party or the assigning Party’s business unit responsible for performance under this Agreement.

18.8        No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the Parties named herein and their respective successors and permitted assigns.

18.9        Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, USA, excluding its conflicts of law provisions. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

18.10      Alternative Dispute Resolution. Any dispute that arises between the Parties in connection with this Agreement shall be discussed by the Parties in a good faith effort to resolve such dispute. In the event that such discussions are not successful, such dispute shall be submitted to a senior executive of each of the Parties (the “Executives”) for consideration, discussion and resolution. If such Executives cannot reach a resolution of the dispute within a reasonable time (but in no case more than [***] days), then such dispute shall be finally resolved by confidential, binding alternate dispute resolution in accordance with the then existing commercial arbitration rules of The CPR Institute for Conflict and Dispute Resolution, 30 East 33rd Street, 6th Floor, New York, NY 10016. If either Party intends to commence binding alternate dispute resolution of such dispute, such Party shall provide written notice to the other Party informing the other Party of such intention and the issues to be resolved. The location of the arbitration shall be New York, New York.

18.11      Prevailing Party. In any dispute resolution proceeding between the Parties in connection with this Agreement, the prevailing Party will be entitled to recover its reasonable attorney’s fees and costs in such proceeding from the other Party.

18.12      Publicity. Neither Party will make any press release or other public disclosure regarding this Agreement or its terms without the other Party’s express prior written consent (such consent not to be unreasonably withheld), except as required under Applicable Laws, by any governmental agency or by the rules of any stock exchange on which the securities of the disclosing Party are listed, in which case the Party required to make the press release or public disclosure shall use diligent and commercially reasonable efforts to obtain the written approval of the other Party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.

18.13      Right to Dispose and Settle. If Catalent requests in writing from Client direction with respect to disposal of any inventories of Client Product, Client-supplied Materials, Client Equipment, samples or other items belonging to Client and is unable to obtain a response from Client within a reasonable time period after confirming that Client received such request and thereafter making reasonable efforts to do so, Catalent shall be entitled in its sole discretion to (A) dispose of all such items and (B) set off any and all amounts due to Catalent or any of its Affiliates from Client against any credits Client may hold with Catalent or any of its Affiliates.

18.14      Force Majeure. Except as to payments required under this Agreement, neither Party shall be liable in damages for, nor shall this Agreement be terminable or cancelable by reason of any delay or default in such Party’s performance hereunder if such default or delay is caused by events beyond such Party’s reasonable control, including acts of God or any, law or regulation or other action or failure to act of any government or agency thereof, terrorist events, armed hostilities, strikes or lockouts, factory shutdowns, embargoes, wars or insurrection, riots, civil commotion, labor disturbances, epidemic, pandemic, destruction of production facilities or materials by earthquakes, fires, floods or weather, or failure of suppliers, vendors, public utilities or common carriers or shortages in transportation; provided, that the affected Party seeking relief under this Section 18.14 shall promptly notify the other Party in writing of such cause(s) beyond such affected Party’s reasonable control and the expected duration of such Party’s non-performance hereunder. The Party that invokes this Section 18.14 shall use diligent and commercially reasonable efforts to reinstate performance of its ongoing obligations to the other Party as soon as practicable. If the cause(s) continue unabated for [***] consecutive days, then both Parties shall meet to discuss and negotiate in good faith what modifications to this Agreement should result from such cause(s).

18.15      Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Any photocopy, facsimile or electronic reproduction of the executed Agreement or signature by electronic signature means shall constitute an original.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the Effective Date.

Catalent Pharma Solutions, LLC		AcelRx Pharmaceuticals, Inc.

By:	/s/ Ricci Whitlow	By:	/s/ Vincent J. Angotti

Name:	Ricci Whitlow	Name:	Vince J. Angotti

Title:	President, CSS	Title:	CEO

Lists of Exhibits and Schedules

Attachment A -	N/A
Attachment B -	Specifications
Attachment C -	Unit Pricing, Raw Material Pricing Breakout, Annual Fee, Additional Fees, Storage Fees, Asset Transfer
Attachment D -	Client Equipment, Client Equipment Consumables, Client Equipment Spare Parts
Attachment E -	Quality Agreement
Attachment F -	Bailee Letter
Attachment G -	(Partial) Assignment Agreement (Form) (Partial as applicable)

Signature Page to Commercial Supply Agreement